 SEQ CHAPTER \h \r 1            The shares you are applying to purchase in this Application for Shares have not been registered with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (the Act), but are being offered and sold in reliance upon Regulation S under the Act and may not be offered, sold or transferred by you, directly or indirectly, to any U.S. person (as defined in Regulation S) or in the United States of America (including its territories and possessions) unless the shares are first registered under the Act or an exemption from registration under the Act is available for the proposed offer, sale of other transfer.

KAMA VENTURES RESOURCES MANAGEMENT, INC.

APPLICATION FOR REGULATION S SHARES

No. Shares Applied For: three million     Date of Application:October 29, 2009

            I/We, Dayong Sun, hereby apply to purchase the above number of common shares of KAMA RESOURCES, INC., a Nevada corporation (KAMA ), at the price of THREE THOUSAND DOLLARS ($0.001) US per share, and represent to KAMA and agree as follows:

            1.  Payment:  Payment the shares will be made in United States dollars delivered to KAMA in the form of good funds no later than thirty (30) days from the date of execution of this Application.  I/We understand that the shares will be issued to me/us upon full payment for the shares.  I/We understand that KAMA may accept or reject this Application, in whole or in part, for any reason in its sole discretion.

            2.  Information:   I/We have further been given access and the opportunity to examine the books and records of KAMA and the opportunity to ask questions and to receive answers from KAMA and/or its representatives concerning the terms and conditions of the purchase of the shares.  I/We understand that the shares are being offered and sold in reliance upon Regulation S under the Securities Act of 1933 and that no governmental body or agency has approved or endorsed this KAMA offering of shares.

            3.  Place of Offer/Non U.S. Persons:  Neither KAMA nor any of its agents has made any offer or sale of shares to me/us in the United States of America, its territories or possessions (the USA), nor does this Application for Shares originate in the USA.  I am/We are purchasing for investment for my/our own account, and not as a nominee for any other person; at this time and at the time the shares are issued and delivered I/we will not have made any prearrangement to transfer the shares to a U.S. person or to return the shares to the USA securities markets (which included short sales in the USA to be covered by delivery of the shares), nor will I/we have engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) and I am/we are not applying for shares for the account or benefit of any U.S. person.

            4.  Restricted Period:  I/We understand and agree that the shares must be transferred by me/us in compliance with Regulation S and may not be resold by me/us to a person in the USA or to any U.S. person during the one (1) year restricted period commencing upon the completion of the offering of shares.

            5.  Residence of Purchaser:  I/We, if an individual(s), reside at the non-USA address set forth below; and if we are an entity, we were not formed for the purpose of investing in the shares and our business offices are maintained at the non-USA address shown below.

Type of Ownership (check one):

            __X__ Individual                                              _____Community Property

            _____ Joint Tenants WROS                             _____ General Partnership

            _____ Tenants in Common                               _____ Limited Partnership

            _____ Limited Liability Co.                              _____ Corporation (AG, SA, etc.)

                        (GmbH, SARL, etc.)

            _____ Trust/Estate                                           _____ Other (please specify:)

                                                                                                _____________________________

            6.  Documentation/Verification of Non-U.S. Person Status:  I/We agree to provide KAMA wit copies of such documents that may be requested by KAMA so as to verify my/our non-U.S. person status.  If we are an entity, we agree to further provide such documents so as to verify that the purchase of the shares was duly authorized by the entity.

            7.  Miscellaneous:  I/We understand and agree that once this Application for Shares and due payment has been delivered to KAMA, this Application shall be irrevocable; that this Application for Shares is the sole contract between KAMA and me/us; and that this Application for Shares shall be subject to Delaware law.

            8.  Restrictive Legend:  That the shares purchased pursuant to this offering will bear the following restrictive legend:

THESE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE (COLLECTIVELY, THE STOCK) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ACT) AND ARE BEING TRANSFERRED PURSUANT TO THE EXEMPTION UNDER REGULATION S.  NO SHARES OF THE STOCK MAY BE OFFERED, SOLD OR TRANSFERRED (INCLUDING ANY INTEREST THEREIN) IN THE UNITED STATES OR TO A U.S. PERSON (AS DEFINED IN REGULATION S PROMULGATED UNDER THE ACT) OR FOR THE ACCOUNT AND BENEFIT OF A U.S. PERSON, EXCEPT AS PROVIDED IN SAID REGULATION S UNLESS THE STOCK IS REGISTERED UNDER THE ACT OR EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT IS APPLICABLE.

            Please furnish all information requested on this Application for Shares, including address with postal code.  All information, except signatures, should be typed or neatly printed in the English language.

SIGNATURE PAGE TO APPLICATION FOR REGULATION S SHARES

            I/We have signed this Application for Shares on the above date, at the address below, and have carefully read this Application in its entirety.

APPLICANTS WHO ARE NATURAL PERSONS:

Applicant Name:_Dayong Sun_________________________________

Address:             13 Yan ande Rd__________________________________________________

                          Changchun Jilin___________________________________________________

                          ________________________________________________________________

Signature:  X_______________________________

IF THE APPLICANT IS AN ENTITY:

Name of Entity:_________________________________________________________________

Business Address:_______________________________________________________________

                          ________________________________________________________________

                          ________________________________________________________________

Tel. No. (___) ______________________

Authorized Officials Signature: X__________________________________________________

Signing Officials Name:__________________________________________________________

Title:_________________________________________________________________________

This Entity was incorporated or organized under the laws of _____________________________

(Country) ______________________________ (Province, State)

______________________________________________________________________________

APPLICANT(S):  DO NOT WRITE BELOW THIS LINE

Accepted:______         X__________________________________________________________

                                                (signature)

Rejected:______          Name of Official Signing:_______________________________________

Date:_________          Signing Officials Title:_________________________________________